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                                                                     EXHIBIT 3.1










                                 AMENDMENT NO. 2

                                       TO

                           AMENDED AND RESTATED BYLAWS

                                       OF

                                 AUTOBYTEL INC.

                             A DELAWARE CORPORATION


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                                 AMENDMENT NO. 2

                                       TO

                           AMENDED AND RESTATED BYLAWS

                                       OF

                                 AUTOBYTEL INC.
                             A DELAWARE CORPORATION


         Section 2.04 of Article II of the Amended and Restated Bylaws of Autobytel Inc. is hereby amended in its entirety to read as follows:

         "Section 2.04 NOTICE OF MEETINGS. Except as otherwise required by law, notice of each meeting of the stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to vote at such meeting. Notice may be given (i) by delivering a typewritten or printed notice thereof to him or her personally, (ii) by depositing such notice in the United States mail or nationally recognized overnight courier, in a postage prepaid envelope, directed to him or her at his or her address furnished by him or her to the Secretary of the Corporation for such purpose or, if he or she shall not have furnished to the Secretary his or her address for such purpose, then at his or her address as it appears on the registrar of the Corporation, or (iii) subject to the prior consent of the stockholder to whom the notice is to be given, by email or other form of electronic transmission as permitted by Section 232 of the General Corporation Law of Delaware. Except as otherwise expressly required by law, no publication of any notice of a meeting of the stockholders shall be required. Every notice of a meeting of the stockholders shall state the place, date and hour of the meeting, and, in the case of a special meeting shall also state the purpose or purposes for which the meeting is called (no business other than that specified in the notice may be transacted). The notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the Board intends to present for election.

         An affidavit of the mailing or other means of giving any notice of any stockholders' meeting, executed by the secretary, assistant secretary or any transfer agent of the Corporation giving the notice, shall be prima facie evidence of the giving of such notice."

         Section 3.09 of Article III of the Amended and Restated Bylaws of Autobytel Inc. is hereby amended in its entirety to read as follows:




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         "Section 3.09 SPECIAL MEETINGS. Special meetings of the Board may be called at any time by the Chairman of the Board or the President or by any three
(3) directors, to be held at the principal office of the Corporation, or at such other place or places, within or without the State of Delaware, as the person or persons calling the meeting may designate.

         Notice of the time and place of special meetings shall be given to each director either (i) by mailing or otherwise sending to him or her a written notice of such meeting, charges prepaid, addressed to him or her at his or her address as it is shown upon the records of the Corporation, or if it is not so shown on such records or is not readily ascertainable, at the place in which the meetings of the directors are regularly held, at least seventy-two (72) hours prior to the time of the holding of such meeting; (ii) by orally communicating the time and place of the special meeting to him or her at least forty-eight
(48) hours prior to the time of the holding of such meeting or (iii) via facsimile, email or other electronic transmission, transmitted to him or her at his or her facsimile number, email address or other electronic address as it is shown upon the records of the Corporation, at least forty-eight (48) hours prior to the time of the holding of such meeting. Either of the notices as above provided shall be due, legal and personal notice to such director. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director.

         Whenever notice is required to be given, either to a stockholder or a director, under any provision of the General Corporation Law of Delaware, the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting, whether in person or by proxy, shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of directors or committee of directors need be specified in any written waiver of notice.

         All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting."




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                            CERTIFICATE OF SECRETARY

         The undersigned certifies:

                  (1) That the undersigned is duly elected and acting Secretary of Autobytel Inc., a Delaware corporation (the "Corporation"); and

                  (2) That the foregoing Amendment No. 2 to the Amended and Restated Bylaws was duly adopted by the Board of Directors at a meeting held on April 23, 2002.

         IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of the Corporation this 23rd day of April 2002.



                                             /s/ Ariel Amir
                                             ----------------------------
                                             Ariel Amir, Secretary


[SEAL]




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